Exhibit 99.1

Investor Relations Contact: David Humphrey	Media Contact: Autumnn Mahar
Title: Vice President – Investor Relations	Title: Senior Manager, PR and Social
Phone: 479-785-6200	Phone: 479-494-8221
Email: dhumphrey@arcb.com	Email: amahar@arcb.com

ArcBest Names Experienced Finance Executive Matt Beasley as Next Chief Financial Officer

FORT SMITH, Ark, April 6, 2023 — ArcBest® (Nasdaq: ARCB), a leader in supply chain logistics, today announced it has named Matt Beasley as its next chief financial officer and treasurer, effective May 14, 2023. Beasley, ArcBest’s current treasurer, will succeed David Cobb, who is retiring after a 17-year career with the company. Cobb will continue with ArcBest as a senior advisor to ensure a seamless transition.

Beasley joined the company in early 2022 and has over 20 years of financial experience, including executive-level roles in treasury, investor relations, enterprise risk management, and financial planning and analysis. At ArcBest, Beasley has played an instrumental role in the renegotiation of the company’s revolving credit facility, long-term capital allocation planning and the sale of FleetNet America to Cox Automotive Mobility Solutions. Before joining ArcBest, he spent nearly 15 years at Enable Midstream Partners and its predecessor companies.

“Matt is a well-rounded and experienced leader who has positively impacted our organization, and I look forward to working closely with him as the next CFO,” said Judy R. McReynolds, ArcBest chairman, president and CEO. “Since joining ArcBest last year, Matt has become an invaluable contributor, and we will continue to leverage his experience and expertise as we advance our growth strategy. On behalf of the ArcBest board and the entire team, we also thank David for his significant contributions over the last 17 years, and we wish him the very best in his retirement.”

“I am excited for the opportunity to serve ArcBest as its next CFO,” Beasley stated. “It’s an honor to be part of such a talented and dedicated team, and I look forward to working together as we build on our 100-year track record of success.”

Beasley holds a bachelor’s degree in finance and MIS from The University of Tulsa and a Master of Business Administration in entrepreneurship from St. Edward’s University.

About ArcBest

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with over 15,000 employees across nearly 250 campuses and service centers, the company is a logistics powerhouse, fueled by the simple notion of finding a way to get the job done. Through innovative thinking, agility and trust, ArcBest leverages its full suite of shipping and logistics solutions to meet customers’ critical needs, each and every day. For more information, visit arcb.com.

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